Exhibit 23.2

KPMG LLP

Mission Towers I

Suite 600

3975 Freedom Circle Drive

Santa Clara, CA 95054

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 16, 2024, with respect to the consolidated financial statements of Veeco Instruments Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

August 9, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.